EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement ("Agreement") is made effective as of January 1, 2008 (“Effective Date”), by and between AUXILIO, Inc., a Nevada corporation (“Company”) and Etienne Weidemann ("Executive”).

The parties agree as follows:

1.  Employment.  Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.  Duties.

2.1  Position.  Executive is employed as President and Chief Executive Officer and shall have the duties and responsibilities assigned by the Company’s Board of Directors, as may be reasonably assigned from time to time.  Executive shall perform faithfully and diligently all duties assigned to Executive.  Company reserves the right to modify Executive’s duties at any time in its sole and absolute discretion.

2.2   Best Efforts/Full-time.  Executive will expend Executive’s best efforts on behalf of Company and its subsidiaries, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances.  Executive will act in the best interest of Company at all times.  Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless Executive notifies the Board of Directors in advance of Executive’s intent to engage in other paid work and receives the Board of Directors’ express written consent to do so.

3.  Term.

3.1  Initial Term.  The employment relationship pursuant to this Agreement shall be for an initial term commencing on the Effective Date set forth above and continuing for a period of 2 (two) years following such date (“Initial Term”), unless sooner terminated in accordance with paragraph 7 below.

3.2     Renewal.  On completion of the Initial Term specified in subparagraph 3.1 above, this Agreement will automatically renew for subsequent 12 month terms unless either party provides advance written notice to the other that such party does not wish to renew the Agreement for a subsequent 12 months.  In the event either party gives notice of nonrenewal pursuant to this subparagraph 3.2, this Agreement will expire at the end of the current term.

4.  Compensation.

4.1  Base Salary.  As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial Base Salary of $175,000 for the first year, payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.  In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will be entitled to receive Executive’s Base Salary prorated to the date of termination.  Such amount shall eligible for increase to $190,000 effective January 1, 2009 in accordance with the provisions set forth in Exhibit A.

4.2  Incentive Compensation.  Executive will be eligible to earn incentive compensation in accordance with the provisions set forth in Exhibit A.

4.3  Equity Compensation.  From time to time, Executive will be granted stock options to purchase shares of the Company’s Common Stock at an exercise price equal to the fair market value of the stock on the date of grant.

5.  Customary Fringe Benefits.  Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company subject to the terms and conditions of Company’s benefit plan documents.  Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

6.  Business Expenses.  Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company.  To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

7.  Termination of Executive’s Employment.

7.1  Termination for Cause by Company.  Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive’s employment immediately at any time for Cause.  For purposes of this Agreement, “Cause” is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of Company; (b) Executive’s material breach of this Agreement; and (c) Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude.  In the event Executive’s employment is terminated in accordance with this subparagraph 7.1, Executive shall be entitled to receive Executive’s Base Salary prorated to the date of termination.  All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.  Executive will not be entitled to receive the Severance Payment described in subparagraph 7.3 below.

7.2  Termination Without Cause by Company/Severance; Change of Control.

(a)           Company may terminate Executive’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice to Executive.  In the event of (i) such termination without Cause, or (ii) Executive’s inability to perform the essential functions of Executive’s position due to a mental or physical disability or Executive's death, or (iii) in the event of the termination of Executive without Cause following a “Change of Control” (as defined in Section 7.2(b) below), Executive will receive the Base Salary then in effect, prorated to the date of termination, and a “Severance Payment” equivalent to (a)  payment of compensation for an additional six months, payable in accordance with Company’s regular payroll cycle or lump sum, and (b) an additional provision of accelerating all unvested stock options and warrants  provided that Executive:  (i)  complies with all surviving provisions of this Agreement as specified in subparagraph 13.8 below; and (ii) executes a full general release, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company.  Notwithstanding the foregoing, in the event the Company’s securities are publicly traded on the date of Executive’s termination of employment, any portion of the aggregate salary continuation payments described in clause (ii)(a) of this Section 7.2, which, if paid, would exceed the Section 409A Safe Harbor Limit (as defined in Section 7.2(c) below), such excess portion shall be paid to Executive in a lump sum on the first day of the seventh calendar month immediately following the date of Executive’s termination.

(b)           As used herein, “Change of Control” means:  (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the entity surviving such transaction or, where the surviving entity is a wholly-owned subsidiary of another entity, the surviving entity’s parent; or (iii) a reverse merger in which the Company is the surviving entity but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities of the surviving entity’s parent, cash or otherwise, and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the Company or, where the Company is a wholly-owned subsidiary of another entity.

(c)           As used herein, “Section 409A Safe Harbor Limit” means an amount equal to two (2) times the lesser of (i) Executive’s annual rate of compensation for the taxable year immediately preceding the taxable year in which Executive’s employment is terminated by the Company or (ii) the dollar amount in effect under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, for the taxable year in which Executive’s employment is terminated.

(d)           In the event that the benefits provided to you under this Agreement, and any other agreements, plans or arrangements to which you may be a party with the Company, cause you to incur an excise tax under Section 4999 of the Internal Revenue Code of 1986 (the “Code”) or any corresponding provisions of applicable state tax law in connection with a Change of Control, then the Company will pay you an additional amount sufficient to reimburse you for (i) the excise tax imposed on such benefits, and (ii) the federal and state income, employment and excise taxes, determined on a fully “grossed-up” basis, imposed on the benefits payments provided.  The Company shall be entitled to withhold from the payment required hereunder such taxes as it may be required to withhold under applicable tax law, and any such withheld taxes shall be treated as paid to you hereunder.

7.3  Voluntary Resignation by Executive for Good Reason/Severance.  Executive may voluntarily resign Executive’s position with Company for Good Reason, at any time on thirty (30) days’ advance written notice.  In the event of Executive’s resignation for Good Reason, Executive will be entitled to receive the Base Salary then in effect, prorated to the date of termination, and the Severance described in subparagraph 7.2. above, provided Executive complies with all of the conditions in subparagraph 7.2. above.  All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.  Executive will be deemed to have resigned for Good Reason in the following circumstances:  (a)  Company’s material breach of this Agreement; (b)  Executive’s Base Salary is reduced by more than 10% below Executive’s salary in effect at any time during the preceding twelve months, unless the reduction is made as part of, and is generally consistent with, a general reduction of senior executive salaries; (c) Executive’s position and/or duties are modified so that Executive’s duties are no longer consistent with the position of a Chief Executive Officer, or Executive no longer reports to the Board of Directors; and (d)  Company relocates Executive’s principal place of work to a location more than sixty (60) miles from the location specified in subparagraph 2.3, without Executive’s prior written approval.  Notwithstanding the foregoing, in the event the Company’s securities are publicly traded on the date of Executive’s termination of employment, any portion of the aggregate salary continuation payments described in clause (ii)(a) of Section 7.2 above, which, if paid, would exceed the Section 409A Safe Harbor Limit (as defined in Section 7.2(c) above), such excess portion shall be paid to Executive in a lump sum on the first day of the seventh calendar month immediately following the date of Executive’s termination.

7.4  Voluntary Resignation by Executive Without Good Reason.  Executive may voluntarily resign Executive’s position with Company without Good Reason, at any time after the Initial Term, on thirty (30) days’ advance written notice.  In the event of Executive’s resignation without Good Reason, Executive will be entitled to receive only the Base Salary for the thirty-day notice period and no other amount for the remaining months of the current term, if any.  All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.  In addition, executive will not be entitled to receive the Severance Payment described in subparagraph 7.2 above.

7.5  Termination of Employment Upon Nonrenewal.  In the event either party decides not to renew this Agreement for a subsequent 12 months in accordance with subparagraph 3.2 above, the Agreement will expire, Executive’s employment with Company will terminate and Executive will only be entitled to Executive’s Base Salary paid through the last day of the current term. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.  Executive will not be entitled to the Severance Payment described in subparagraph 7.3 above.

8.  No Conflict of Interest.  During the term of Executive’s employment with Company and during any period Executive is receiving payments from Company, Executive must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Company.  Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by the Board of Directors in its sole discretion.  If the Board of Directors believes such a conflict exists during the term of this Agreement, the Board of Directors may ask Executive to choose to discontinue the other work or resign employment with Company.  If the Board of Directors believes such a conflict exists during any period in which Executive is receiving payments pursuant to this Agreement, the Board of Directors may ask Executive to choose to discontinue the other work or forfeit the remaining severance payments.  In addition, Executive agrees not to refer any client or potential client of Company to competitors of Company, without obtaining Company’s prior written consent, during the term of Executive’s employment and during any period in which Executive is receiving payments from Company pursuant to this Agreement.

9.  Confidentiality and Proprietary Rights.  Executive agrees to read, sign and abide by Company’s Employee Innovations and Proprietary Rights Assignment Agreement, which is provided with this Agreement and incorporated herein by reference.

10.  Non-Solicitation.

10.1  Nonsolicitation of Customers or Prospects.  Executive acknowledges that information about Company’s customers is confidential and constitutes trade secrets.  Accordingly, Executive agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company.

10.2  Nonsolicitation of Company’s Employees.  Executive agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging or attempting to hire any of Company’s employees or causing others to solicit or encourage any of Company’s employees to discontinue their employment with Company.

11.  Injunctive Relief.  Executive acknowledges that Executive’s breach of the covenants contained in paragraphs 8-10 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

12.  Agreement to Arbitrate.  To the fullest extent permitted by law, Executive and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law.  Claims for workers’ compensation, unemployment insurance benefits and Company’s right to obtain injunctive relief pursuant to paragraph 11 above are excluded.  For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of Company.

12.1  Consideration.   The mutual promise by Company and Executive to arbitrate any and all disputes between them rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

12.2  Initiation of Arbitration.  Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims.  In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

12.3  Arbitration Procedure.  The arbitration will be conducted in Irvine, California by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association (“AAA”).  The parties are entitled to representation by an attorney or other representative of their choosing.  The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law.  In the event the arbitrator does not follow the law, the arbitrator will have exceeded the scope of his or her authority and the parties may, at their option, file a motion to vacate the award in court.  The parties agree to abide by and perform any award rendered by the arbitrator.  Judgment on the award may be entered in any court having jurisdiction thereof.

12.4  Costs of Arbitration.  Each party shall bear one half the cost of the arbitration filing and hearing fees, and the cost of the arbitrator.

13.  General Provisions.

13.1  Successors and Assigns.  The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

13.2  Waiver.  Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.3  Attorneys’ Fees.  Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

13.4  Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.5  Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.6  Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California.  Each party consents to the jurisdiction and venue of the state or federal courts in Irvine, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

13.7  Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c ) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

13.8  Survival.  Sections 8 (“No Conflict of Interest”), 9 (“Confidentiality and Proprietary Rights”), 10 (Nonsolicitation), 11 (“Injunctive Relief”), 12 (“Agreement to Arbitrate”), 13 (“General Provisions”) and 14 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.

14.  Entire Agreement.  This Agreement, including the Employee Innovations and Proprietary Rights Assignment Agreement incorporated herein by reference and Company’s stock option plan and related option documents described in paragraph 4.3 of this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This Agreement may be amended or modified only with the written consent of Executive and the Board of Directors of Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: ____________________________________________        ______________________________________________________
                                                Etienne Weidemann
                                                President & Chief Executive Officer

Dated:____________________________________________         By:  _____________________________________________________
                                                                            John D. Pace
                                                                            Chairman of the Board of Directors
                                                          AUXILIO, Inc.
                                                       27401 Los Altos, Suite 100
                                                 Mission Viejo, CA  92691

        DOCSOC/1250924v1/010036-0000

EXHIBIT A

INCENTIVE COMPENSATION PLAN

Incentive Compensation:

The Executive will be entitled to share in the Executive Bonus and Commission Plans.

1.
The Executive Bonus Plan will be based on 10% of EBITDA for 2008 and 2009.  The bonus due, if any, will be paid on an annual basis in March based on the relevant 10K filed with the SEC.  The EBITDA described in this Exhibit A is calculated as if the bonus to be paid to the Executives has not been paid and therefore the expense has not been accrued and counted as an expense on the Company’s income statement.

2.
The Executive Commission Plan will be based on 15% commission from net cash flow generated from equipment sales to customers. The commission due, if any, will be paid in the pay period following the payment of the cash amount due from the customer.

Base Salary Adjustments:

The Executive’s Base Salary will be adjusted in January 2009 to reflect an annual Base Salary of $190,000.

                  DOCSOC/1250924v1/010036-0000